UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest even reported): February 8, 2008

RENEWABLE ENERGY RESOURCES, INC.

(Exact Name of Registrant As Specified in Its Charter)

FLORIDA	000-29743	88-0409143
(State Or Other Jurisdiction of Incorporation Or Organization)	(Commission File Number)	(IRS Employer Identification No.)

334 S. Hyde Park Avenue, Tampa, Florida  33606

(Address of Principal Executive Offices, Including Zip Code)

(813) 944-3185

(Registrant's Telephone Number, Including Area Code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

         ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Renewable Energy Resources, Inc. (RENW) has signed an Acquisition Agreement with World Environmental Services, Inc. (WESCO), as subsidiary of EarthFirst Technologies, Inc., as of March 25, 2008 to purchase all technologies, interest, assets, patents, and other intellectual property related to certain technologies hereby referred to as CAVD (and other processes related to pyrolisis developed by WESCO), except those related to tires for the CAVD, or those rights held by RCT, LLC.

On April 7, 2008 (Closing Date) RENW shall deliver to WESCO, three million five hundred thousand (3,500,000) shares or approximately thirty three and one third (33 and 1/3%) percent of the then outstanding shares of common stock, then outstanding at the time of the closing, whichever is numerically equivalent of one third of the outstanding shares after issuance for this acquisition after closing. WESCO shall deliver, or assign through this Agreement, all matters related to the CAVD or pyrolitic technology, which shall be set forth in Schedule A of the attached Agreement. Said items shall include the following types of matters: all patents, patents pending, work product on improvements, all uses for the CAVD, all laboratory and engineering work, all client materials, all potential client list, sales lists, pro-formas, business plans, etc. such uses, plans, patents, improvements, and all business opportunities shall include Distiller’s Dry Grain (DDG), carpet waste, municipal waste, algae use, and all other uses for CAVD, subject to the exclusions set forth in the attached agreement. This agreement for purchase shall have no effect on the right of use of CAVD for tires under

RENW had previously paid an amount of one hundred thousand dollars ($100,000.00) for the licensing of rights to the CAVD technology to WESCO, and a later payment of two hundred thousand dollars ($200,000.00) to a related party, for similar licensing of use of the CAVD process which is subject to a civil suit by RENW in the Thirteenth Judicial Circuit in and for Hillsborough County, Florida at this time. RENW acknowledges that it will relieve and dismiss any claim against that third party if all rights to such technologies are delivered under this agreement. WESCO shall assist RENW in any claim by any third party for the two hundred thousand dollars ($200,000) under the earlier agreement by RENW and such third party.

RENW shall make an additional payment (secondary consideration) to WESCO in common shares after one year, and no later than two years after closing, which shall consist of ten percent (10%) of then outstanding shares at the time of closing of this acquisition if the certain achievements are reached.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 8, 2008, Joseph DiCara resigned from his position as the Company’s CEO and member of the Board of Directors.  His resignation is not a result of any disagreement with the Company.

Craig Huffman, the former President, will assume the position of interim CEO.

Family Relationships

There are no family relationships between or among the executive officers and directors of the Company.

Employment Agreements

We do not have an employment agreement with Mr. Huffman.

 Certain Relationships And Related Transactions

There are no related party transactions related to Mr. Huffman.

Item 8.01    Other Events

On March 25, 2008, our Board of Directors  voted to ratify,  approve and accept a subdivision  of the issued and  outstanding  Common and  Preferred  Stock of the Corporation  (a  reverse  split) at a ratio of thirty  shares  (30) shares for each share of preferred and common stock issued and  outstanding.  This reverse split will take effect upon approval from NASDAQ.

The Board of Directors have approved the change of the company’s name to New Green Technologies, Inc.

Item 9.01    Financial Statements and Exhibits

Exhibit No.	Description

10.1	Acquisition Agreement
99.1	Resignation Letter from Joseph DiCara

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENEWABLE ENERGY RESOURCES, INC.

Date: March 26, 2008	By:	/s/ CRAIG HUFFMAN
Craig Huffman, Interim Chief Executive Officer and Acting Principal Financial Officer